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        FILED
        IN THE OFFICE OF THE
        SECRETARY OF STATE OF THE
        STATE OF NEVADA

        DEC 31 1991
                            ARTICLES OF INCORPORATION

                                       OF

                          RAINBOW BRIDGE SERVICES, INC.


            The undersigned, desiring to form a corporation for profit under the General Corporation Law of Nevada, does hereby certify:

            FIRST: The name of the corporation shall be Rainbow Bridge Services, Inc.

            SECOND: The place in the State of Nevada where its principal office is to be located is 3276 Kitchen Drive, Carson City, Nevada, and the resident agent in charge thereof is State Agent & Transfer Syndicate, Inc.

            THIRD: The purpose for which the corporation is formed is to engage in any lawful activity.

            FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is Twenty Five Million (25,000,000) shares, consisting of Twenty Four Million (24,000,000) shares of Common Stock, all par value $.001 and One Million (1,000,000) shares of Preferred Stock, all par value $.001. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors.

            FIFTH: The members of the governing body shall be styled directors and the names and post office addresses of the first member of the Board of Directors, to serve until his successors are elected and qualified, is as follows:

            1. Jehu Hand, 29691 Monarch Drive, San Juan Capistrano, California 92672.

            The corporation shall initially have one member of the Board of Directors; the number of directors may be increased or decreased pursuant to the provisions of the corporation's bylaws and chapter 78 of the Nevada Revised Statues.

            SIXTH: No capital stock issued by the corporation shall be assessable following payment of the subscription price or par value therefor.

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            SEVENTH: The name and business address of the incorporator is as follows:

            1. Jehu Hand, 29691 Monarch Drive, San Juan Capistrano, California 92675.

            EIGHTH: The corporation shall have perpetual existence.

            NINTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise.

            No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of any corporation is a member of any firm, a shareholder, director or officer of the corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation for any gain or profit directly or indirectly realized by him by reason of the fact that he or any firm in which he is a member or any corporation of which he is a trustee, or beneficiary, is interested in such transaction, contract, or act; provided the fact that such director or officer or such firm, corporation or trust is so interested shall have been disclosed or shall have been known to the members of the Board of Directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his authority, respecting such contract, transaction or act, and any officer of the corporation of which he is a shareholder, director or officer, or any trust of which he is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial other inquiry, suit, cause or proceeding, the question or whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contract (if any there to), his good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

            TENTH: No shareholder of the corporation shall have any preemptive rights.

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            ELEVENTH: No director or officer of the corporation shall be held personally liable to the corporation or to its stockholders for damages due to breach of fiduciary duty as a director or officer. This provision is to be interpreted such as to include all acts or omissions by a director or officer except for those specifically excluded in chapter 78 of the Nevada Revised Statues.

            The corporation shall indemnify any director or officer who was or is to be a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director or officer of the corporation, against all expenses incurred in connection with such action.



Dated this 30th day of December, 1991.

                                                   /s/ Jehu Hand
                                                   --------------------------
                                                   Jehu Hand, Incorporator

STATE OF CALIFORNIA             )
                                )   ss
COUNTY OF ORANGE                )


On December 30, 1991, before me, the undersigned, a Notary Public in and for said State, personally appeared Jehu Hand, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.

WITNESS my hand and official seal.

                                                   [notary public seal here]
/s/Kimberly Peterson
--------------------------
Signature

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